Exhibit 107
Calculation of filing Fee Tables
Form S-8
(Form Type)
Thermo Fisher Scientific Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $1.00 per share	Other	7,000,000(2)	$521.65(3)	$3,651,550,000	0.00011020	$402,401

Equity	Common Stock, par value $1.00 per share	Other	12,000,000(4)	$521.65(3)	$6,259,800,000	0.00011020	$689,830
Total Offering Amounts					$9,911,350,000		$1,092,231
Total Fee Offsets					—	—	—

Net Fees Due							$1,092,231

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that becomes issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	Represents 7,000,000 additional shares of common stock reserved for issuance under the Registrant’s Amended and Restated 2013 Stock Incentive Plan.
(3)	Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $521.65, the average of the high and low prices of the Registrant’s common stock on the New York Stock Exchange on May 18, 2023.
(4)	Represents 12,000,000 shares of common stock reserved for issuance under the Registrant’s 2023 Global Employee Stock Purchase Plan (the “ESPP”).